                         PROFESSIONAL SERVICES AGREEMENT

         This PROFESSIONAL SERVICES AGREEMENT is entered into as of December 28, 1999 by and between Xcare.net, a Delaware corporation with offices at 6400 S. Fiddler's Green Circle, Englewood, CO 80111, ("Xcare.net"), and Expert Practice, Inc., a California corporation, with offices at 4025 Camino del Rio South, Suite 100, San Diego CA 92108 ("Client").

                  1. SCOPE

         This Agreement covers the purchase of certain Services from Xcare.net, pursuant to orders placed by Client and accepted by Xcare.net after the Effective Date, as set forth from time to time on sequentially numbered Attachments to this Agreement. Each Attachment shall be executed by the parties and, when fully executed, will be incorporated into this Agreement. Xcare.net shall provide qualified and trained personnel to render such Services and shall use reasonable commercial efforts to meet the delivery schedules set forth in the applicable Schedules.

         As of the Effective Date, this Agreement includes the following Attachments, which are incorporated herein by this reference:

          Attachment 1               Xcare.net Development Services
          Attachment 2               Xcare.net Hosting Services

                  2. DEFINITIONS

         These terms shall be defined as follows:

                           a. "Agreement" means this Professional Services Agreement, together with all Attachments (whether in existence at the time this Agreement is executed or created thereafter) and any schedules and/or exhibits appended to the Attachments.

                           b. "Attachment" means a sequentially numbered document appended to this Agreement that sets forth, at a minimum (i) a description of certain Services, (ii) any deliverables (if applicable), (iii) the payment terms for those Services and (iv) the term or duration of the Services; and, that, when executed by both parties, shall be incorporated into this Agreement and shall be subject to the terms of this Agreement. To the extent that any term of an Attachment is inconsistent with a term of this Agreement, the term contained in the Attachment shall prevail.

                           c. "Client Web Site" shall mean that certain website on the World Wide Web with a URL at www.expertpractice.com, for public Internet access, for which Xcare.net is rendering Services hereunder, as set forth on one or more Attachments.

                           d. "Confidential Information" means, without limitation," information (whether conveyed orally or in writing) about algorithms, application programming interfaces, protocols, trade secrets, computer software, designs, technology, ideas, know-how, products, services, processes, data, techniques, improvements, inventions
                                    (whether patentable or not), works of
                                    authorship,
                                    ideas, know-how, products, services,
                                    processes, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customer lists and other information concerning actual or anticipated business, research or development, or which is received by license from a third party.

                           e. "Effective Date" of this Agreement means July 20, 1999; and, with respect to each Attachment, the later of (i) July 20, 1999 or (ii) the first date upon which Xcare.net actually rendered to Client the Services specified in that Attachment.

                           f. "Schedule(s)" means any schedule appended to an Attachment that sets forth with reasonable specificity the Services to be rendered, or deliverables (if applicable) or the payment terms or other variables negotiated by the parties with respect to the Services.

                           g. "Services" means those certain design and development, hosting, web site maintenance, marketing, distribution or other services, identified and described in an Attachment that Xcare.net provides pursuant to this Agreement.

                           h. "URL" means uniform resource locator and refers to the particular internet address which identifies and locates a web site.

                  3. PAYMENT

                           a. Xcare.net's Fee. In consideration for Services performed pursuant to any Attachment to this Agreement, subject to paragraph 3.c. below, Client will pay Xcare.net, upon receipt of an invoice for Services rendered, the amount negotiated by the parties prior to execution of such Attachment. The negotiated amount shall be set forth on the Schedule B appended to each Attachment.

                           b. Out-of-Pocket Expenses. In the event that Xcare.net renders Services at Client's location, Client shall reimburse Xcare.net for reasonable travel expenses incurred by Xcare.net personnel rendering such Services at Client's location, so long as Xcare.net submits bona fide receipts documenting such expenses in accordance with Client's reimbursement policy.

                           c. Remittance. Xcare.net will send Client an invoice for actual Services rendered at least monthly. Each invoice will set forth the Services rendered during the immediately preceding month, identified by task or project components, the number of person-hours devoted to each such task or project component, the per hour fee for each person who performed and the aggregate fee for the billing period. It is the parties intention that Client may remit payment either in cash or by issuance of Client's capital stock. If Client elects to pay Xcare.net in cash, Client must remit payment within ten(10) business days after receipt of Xcare.net's second monthly invoice for Services for which a balance is then due. If Client fails to remit payment within ten (10) business days after receipt of Xcare.net's second invoice, then, commencing on the 11th business day, Xcare.net may begin to charge interest on the balance due at a rate of one and one-half (1.5%) per month or the maximum rate permitted by law, whichever is less, until the balance due is paid. If, however, Client elects to issue capital stock as remittance for the balance due, the grace period for payment may be longer, as follows: Client must provide to Xcare.net a detailed term sheet relating to the capital stock proposed to be issued and the terms and payment by capital stock must be preapproved by Xcare.net. To allow a reasonable amount of time for Xcare.net's review and approval and a reasonable amount of time for Client's board of directors to take the required corporate action, Client may have up to ten (10) business days after receipt of Xcare.net's third monthly invoice for Services for which a balance is then due to issue its capital stock. If Client fails to issue the stock to Xcare.net within such ten day period, then Xcare.net may charge interest on the balance due. Such interest shall be calculated retroactively to the date of the first monthly invoice in the immediately preceding three month period, at a rate of one and one-half (1.5%) per month or the maximum rate permitted by law, whichever is less, until the balance due is paid.

                  4. TERM AND TERMINATION.

                           a. Term. The term of Services for which Client contracts on each Attachment will commence on the Effective Date of that Attachment and, unless an Attachment specifies a particular term or describes a finite project for which a deadline is established, the term for such Services will extend until terminated as set forth below.

                           b.       Termination for Cause. This entire
                                    Agreement, or any particular Attachment
                                    alone, may be terminated by either party in the event of (i) any material default in, or material breach of, any of the terms and conditions of this Agreement (or any material default in, or material breach of, any of the terms and conditions of a particular Attachment, as the case may be) by the other party, which default continues in effect after the defaulting party has been provided with written notice of default and thirty (30) days to cure such default;
                                    (ii) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to either party of its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, that authorizes the reorganization or liquidation of such party or its debt or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; (iii) either party's consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or
                                    (iv) either party's making a general
                                    assignment for the benefit of creditors; or either party's becoming insolvent; or either party taking any corporate action to authorize any of the foregoing.

                           c. Termination for Convenience. This entire Agreement, or any particular Attachment alone, may be terminated by either party upon one hundred twenty (120) days' advance written notice (or such shorter or longer period of time as may be set forth in any particular Attachment).

                           d. Effect of Termination. If this Agreement is terminated by either party for any reason, Client shall remit payment to Xcare.net of the total undisputed fees associated with all projects and tasks completed as of the termination date, as well as all amounts due and owing for any third-party products or services purchased by Xcare.net on Client's behalf. The foregoing shall be without limitation to the rights and remedies of either party under this Agreement

                           e. Survival. Any section of this Agreement hereto addressing confidentiality, intellectual property rights, warranties, disclaimers, indemnification, termination and governing law shall survive any termination or expiration of this Agreement and the Attachment.

                  5. CONFIDENTIALITY

                           a. Confidential Information. Each party acknowledges that, in connection with the performance of this Agreement, it may receive certain Confidential Information of the other party.

                           b. Covenant. Each party hereby agrees: (i) to hold and maintain in strict confidence all Confidential Information of the other party and not to disclose it to any third party; and (ii) not to use any Confidential Information of the other party except as permitted by this Agreement or as may be necessary to perform its obligations under this Agreement. Each party will use at least the same degree of care to protect the other party's Confidential Information as it uses to protect its own Confidential Information of like importance, and in no event shall such degree of care be less than reasonable care.

                           c. Exceptions. Notwithstanding the foregoing, the parties agree that Confidential Information will not include any information that: (i) is or becomes generally known or is or becomes part of the public domain through no fault of the other party, (ii) the disclosing party authorizes to be disclosed; (iii) is rightfully received by the receiving party from a third party without restriction on disclosure and without breach of this Agreement; or (iv) is known to the other party on the Effective Date from a source other than the party claiming that the information is Confidential Information, and not subject to a confidentiality obligation.

                           d. Injunctive Relief. Each party acknowledges that any breach of the provisions of this section may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that the other party will have, in addition to any other rights or remedies available to it at law or in equity, the right to injunctive relief, without posting any bond (unless required by statute) and without showing actual damages, to enjoin any breach or violation of this section.

                  6. GENERAL PROVISIONS

                           a. Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communication lines (a "Force Majeure Event"), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

                           b. Notice. All notices, demands, requests or other communications required or permitted under this Agreement will be deemed given
                                    (i) when delivered personally; or (ii) five
                                    (5) days after having been sent by
                                    registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt or (iv) on the same day, if transmitted by facsimile documented by a printed transmission report. Any notice required or permitted under this Agreement shall be in writing and delivered to the address set forth below, or such other address as the other party has provided by written notice.

                           c. Waiver. Waiver of any breach or failure to enforce any term of this Agreement shall not be deemed a waiver of any breach or right to enforce which may thereafter occur. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

                           d. Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the parties will substitute a new enforceable provision of like economic intent and effect.

                           e. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes thereto, shall be governed by and construed in accordance with the laws of the State of Colorado without reference to conflicts of law principles.

                           f. Assignment. Neither party shall have the right to assign this Agreement without the prior written consent of the other party; provided, that either party shall have the right to assign this Agreement to any person or entity that acquires or succeeds to all or substantially all of such party's business or assets upon written notice to the other party.

                           g. Publicity. If the parties agree that a press release regarding this Agreement is appropriate, then, they will collaborate on a joint press release announcing the existence of this Agreement. Neither party will use the other party's name, domain name, logo, trademark or service mark in advertising or publicity without obtaining the other party's prior written consent; provided, however, that Xcare.net shall have the nonexclusive right and license to use Client's name and Client Web Site name, including the URL thereto, as a Client reference, and as part of Xcare.net's client portfolio. Xcare.net shall also have the right to display its name and logo, as well as a link to the Xcare.net site, on the Client Web Site, and to receive credit as the developer of the Client Web Site, (collectively, the "Credit"). Such Credit shall appear on the "home page" of the Client Web Site in a position that provides reasonable and appropriate visibility to Xcare.net in light of industry standards and Client's requirements.

                           h. Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

                           I. Headings. Section headings contained in this Agreement are inserted for convenience or reference only, shall not be deemed to be a part of this Agreement for any other purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

                           j. Execution in Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, when taken together, shall constitute one and the same instrument.

                           k. Independent Contractors. The relationship of the parties hereunder shall be that of independent contractors. Nothing herein shall be construed to constitute a partnership between or joint venture of the parties, nor shall either party be deemed the agent of the other or have the right to bind the other in any way without the prior written consent of the other.

         THIS AGREEMENT, INCLUDING THE ATTACHMENTS LISTED ABOVE AND APPENDED FROM TIME TO TIME, CONSTITUTES THE COMPLETE AND EXCLUSIVE UNDERSTANDING OF THE PARTIES WITH REFERENCE TO THE SUBJECT MATTER HEREOF. IF THERE IS ANY CONFLICT BETWEEN THE TERMS AND CONDITIONS OF ANY PROPOSAL AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THIS AGREEMENT SHALL CONTROL. THIS AGREEMENT MAY BE MODIFIED, REPLACED OR RESCINDED ONLY IN WRITING, AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF EACH PARTY.


                            SIGNATURE PAGE TO FOLLOW

                         PROFESSIONAL SERVICES AGREEMENT

                                 SIGNATURE PAGE






AGREED:


XCARE.NET                               EXPERT PRACTICE, INC.
6400 S. Fiddler's Green Circle          4025 Camino del Rio South

Suite Number 540                        Suite Number 100

Englewood, CO 80111                     San Diego, CA 92108

By /s/ LORINE SWEENEY                   By /s/ JOHN R. SEITZ
  --------------------------              ------------------------
  Lorine Sweeney, CEO                     John R. Seitz, CEO

                                  ATTACHMENT 1

                         XCARE.NET DEVELOPMENT SERVICES

The parties intend that the terms and conditions set forth in this Attachment are read in conjunction with the terms and conditions in the Agreement to which this Attachment is appended.

1. DEFINITIONS

All capitalized terms used in this Attachment and not defined in this Attachment shall have the meanings ascribed to them in the Agreement.

         1.1. "Client Content" shall mean marketing collateral, data, text, audio files, video files, graphics and other materials provided by Client (whether owned by Client or licensed to Client by a third party) or developed hereunder for use with the Client Web Site or product, but excluding the Xcare.net Software.

         1.2 "Development Services" shall mean design, development, and set-up services as necessary to design and produce the Client Web Site or products and/or any other consulting and project management services rendered in accordance with the specifications identified in the appropriate Schedules, if any, attached hereto.

         1.3. "Xcare.net Software" shall mean certain computer program code used to create seamless cross-platform information flow and process business logic to combine data from disparate sources. If, and to the extent that, such Xcare.net Software is used by Xcare.net in rendering Development Services, it shall be provided in object code form only unless the parties mutually agree in writing to delivery of source code.


2. DEVELOPMENT SERVICES

         2.1. Development Services. Xcare.net shall render Development Services in accordance with the specifications identified in Schedule 1-A attached hereto. Any additions, deletions or other changes to Schedule 1-A shall be mutually agreed to in writing or orally in advance by both parties and shall be memorialized in a revised Schedule 1-A pursuant to the procedure set forth in
Section 2.3 below for Change Orders. All services shall be performed at Xcare.net's offices unless otherwise agreed by the parties. In the event that services are performed at Client's location, Client shall provide Xcare.net at no charge with all necessary facilities and equipment, including without limitation, computer time on Client's computers and office space, sufficient to render the Services contemplated hereunder. Client shall deliver to Xcare.net all Client Content selected by Client for incorporation into the Client Web Site or product in digitized format in accordance with the delivery schedule set forth in Schedule 1-A. In the event that Client fails to deliver the Client Content in accordance with Schedule 1-A, Xcare.net's schedule for delivery of Development Services shall be extended by the number of days that delivery of the Client Content was delayed, unless Xcare.net notifies Client that this extension will not rectify Xcare.net's scheduling interruption resulting from Client's delay. If Client determines that, notwithstanding the delay of Client's deliverables, timely delivery of Xcare.net's Development Services is critical, then such delay may also result in additional charges to Client, in which case the parties shall mutually agree upon a new delivery schedule and fees with respect to the expedited rendition of the Development Services.

         2.2. Acceptance of Deliverables. Within fifteen (15) business days after the delivery to Client of any deliverable pursuant to Schedule 1-A, Client shall provide Xcare.net with written notice of any failure of any deliverable to materially conform to the functional specifications set forth in Schedule 1-A. Xcare.net and Client shall review the objections, and Xcare.net will use commercially reasonable efforts to correct any material nonconformities with the functional specifications and provide Client with a revised deliverable within fifteen (15) days after such review. Client shall have deemed to have accepted the deliverable if Xcare.net does not receive written notice of Client's objections within the fifteen (15) day period after the original delivery.

         2.3. Change Orders. If Client desires to make changes to an existing Schedule, the parties shall mutually agree upon an additional or revised Schedule for each new Change Order. Each such Schedule shall be successively numbered (e.g., 1.A, 1.B, etc.) and shall be executed by the parties. Any revised Schedule(s) shall be subject to the terms and conditions of this Agreement.


3. OWNERSHIP AND LICENSE RIGHTS

         3.1. Property Rights and Ownership. The parties' respective rights to Client Content and Xcare.net Software shall be as set forth below. For purposes of this Agreement, the term "ownership" shall refer to ownership of all intellectual property rights including, but not limited to, all patent, copyright, trade secret and trademark rights, as applicable, with respect to the subject intellectual property.

          Intellectual Property Elements                                   Ownership/Rights
          ------------------------------                                   ----------------
Client Content, including all Client Content that is                  Client has sole ownership.
modified by Xcare.net ("Modified Content"); Client and
server-side code; graphical elements and HTML files
that contain Client Content, and modifications to Client
Content as a result of Client's usage of self-authoring
tools.

Content created for Client by Xcare.net and accepted and              Client has sole ownership.
paid for by Client, as well as commissioned. Content
authored by third parties specifically for use in
connection with this Agreement and paid for by Client
(e.g., original illustrations or graphics).

Domain name for Client Web Site.                                      Client has sole ownership.

Server usage report data/statistics generated by the                  Client has sole ownership of data/statistics, and
Xcare.net Software in form and substance as set forth                 Xcare.net has a license pursuant to Section 3.3 below.
in the applicable Schedule or as mutually agreed by
the parties.

Commercially available third-party software which is                  Third parties have ownership, and Client shall be
incorporated into the Xcare.net Software.                             informed of all third-party software that Client may
                                                                      need to license at Client's own expense.

Xcare.net Software developed by or for Xcare.net in                   Xcare.net has sole ownership of such Xcare.net
connection with this Agreement for Client.                            Software. Client shall be granted a license to use the
                                                                      Xcare.net Software as set forth in Section 3.2.

Xcare.net supplied material developed generally to                    Xcare.net has sole ownership of such developed
support Xcare.net products and/or service offerings (e.g.             material. Client shall be granted a license to use the
http configuration).                                                  Xcare.net Software as set forth in Section 3.2 below.

         3.2. License to Client. If Xcare.net designs and develops the Client Web Site or product such that any Xcare.net Software is required to operate and display the Client Web Site, then Xcare.net will promptly notify Client in writing and will grant Client a non-exclusive, non-transferable world-wide and perpetual license to use the Xcare.net Software in object code version only to operate and display the Client Web Site or product. If Xcare.net designs and develops the Client Web Site such that any Xcare.net Software is required for Client's internal business needs, then Xcare.net grants Client a non-exclusive, non-transferable world-wide and perpetual license to use the Xcare.net Software in object code version only for Client's internal business needs. In either case, Xcare.net agrees to execute a conventional escrow agreement pursuant to which the parties will establish an escrow account with a recognized third party escrow agent to hold a complete and current copy of the source code for the applicable Xcare.net Software; and, to the extent that Xcare.net updates such Xcare.net Software from time to time, Xcare.net agrees to promptly place each such update in the escrow account for the benefit of Client. Client may grant a sublicense to a third party that Client engages to host the Client Web Site; provided, that such third party agrees in writing to be bound by the license and confidentiality restrictions set forth in this Agreement. Client is prohibited from duplicating and/or distributing any Xcare.net Software without the prior written consent of Xcare.net; provided, however that Client may copy the Xcare.net Software only as needed for reasonable ordinary backup or disaster recovery procedures. Client may use the backup copies only if the installed copy is lost or destroyed or the hardware on which the installed copy is installed becomes inoperable, provided that the use of said backup copies is discontinued immediately when the original hardware becomes operable.

         3.3. License to Xcare.net. For the period of time that Xcare.net is rendering Development Services, Client grants Xcare.net a non-exclusive, non-transferable license to use, copy, and modify the Client Content in connection with Xcare.net's performance of the Development Services.

         3.4. Supporting Documents. Each party agrees to execute any additional documents deemed reasonably necessary to perfect the other party's rights with respect to the intellectual property elements set forth above.

         3.5. No Reverse Engineering. All rights not expressly granted hereunder are reserved by Xcare.net. Without limiting the foregoing, Client may not reverse engineer, reverse assemble, decompile or otherwise attempt to derive the source code from the Xcare.net Software.

         3.6. Proprietary Notices. In the event that Client uses any Xcare.net Software, all copies of the Xcare.net Software and other Xcare.net supplied materials used by Client shall contain copyright and other proprietary notices in the same manner in which Xcare.net incorporates such notices in the Xcare.net Software or in any other manner requested by Xcare.net. Client agrees not to remove, obscure or obliterate any copyright notice, trademark or other proprietary rights notices placed by Xcare.net on or in the Xcare.net Software.


4. LIMITED WARRANTY

         4.1. Software Warranty. In the event that Client uses any Xcare.net Software, then, subject to the limitations set forth in this Agreement, Xcare.net warrants only to Client that the Xcare.net Software furnished hereunder when properly installed, properly used and unmodified by Client, will substantially conform to the functional specifications set forth in Schedule 1-A___. Xcare.net's warranty shall extend for a period of ninety (90) days from the date that the final deliverables specified in Schedule 1-A are delivered to Client ("Warranty Period"). Xcare.net's sole responsibility under this Section shall be to use reasonable commercial efforts to promptly correct material errors, or at Xcare.net's option, to refund Client's fees paid for the Xcare.net Software after deinstallation and return thereof. All warranty claims not made in writing or not received by Xcare.net within the Warranty Period shall be deemed waived. Xcare.net's warranty obligations are solely for the benefit of Client, who has no authority to extend or transfer this warranty to any other person or entity.

         4.2. XCARE.NET DOES NOT WARRANT THAT THE USE OF THE XCARE.NET SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE OR THAT THE SPECIFICATIONS WILL MEET CLIENT'S REQUIREMENTS. EXCEPT FOR THE EXPRESS WARRANTIES STATED ABOVE, XCARE.NET DOES NOT MAKE ANY WARRANTY AS TO THE XCARE.NET SOFTWARE OR THE RESULTS TO BE OBTAINED FROM USE OF THE XCARE.NET SOFTWARE. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, THE XCARE.NET SOFTWARE IS USED ON AN "AS-IS" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INTERNET OR USE OF INFORMATION IN CONNECTION WITH THE SOFTWARE.


5. INTELLECTUAL PROPERTY INDEMNIFICATION

         5.1. Xcare.net.

                  5.1.1. Indemnification and Defense. Xcare.net, at its own cost and expense, shall indemnify and defend Client and its officers, directors, employees and contractors against any claim that the Xcare.net Software infringes a third-party United States copyright or trade secret or other intellectual property right, and shall pay any settlements entered into or damages awarded against Client, or its officers, directors, employees and contractors, to the extent related to such claim, provided that (i) Client notifies Xcare.net promptly in writing of the claim; (ii) Xcare.net has the sole control of the defense and all related settlement negotiations; and (iii) Client provides Xcare.net with all reasonably necessary assistance, information, and authority to perform the foregoing at Xcare.net's expense. Xcare.net agrees that, in the event any action, proceeding or investigation, administrative, legal or otherwise, is initiated against Xcare.net in connection with or arising out of Xcare.net's performance under this Agreement or any attachment appended to this Agreement, Xcare.net shall not (i) implead Client in any such action, proceeding or investigation, (ii) initiate any proceeding or investigation or file any separate action, administrative, legal or otherwise (including any cross-claim or counter-claim), against Client or (iii) seek to recover from Client any claims, judgments, costs, liabilities, damages or expenses, including any attorneys' fees ("Losses"), or seek to obtain contribution or indemnity from Client with respect to any such Losses, without regard to fault on the part of any person or entity. For purposes of this paragraph the term Client includes any parent, subsidiary or affiliate of Client, Client's insurance carrier and the officers, directors, employees, agents and contractors of each of the foregoing.

                  5.1.2. Limitation on Liability. In the event that Xcare.net provides Client any Xcare.net Software in rendering Development Services to Client, then Xcare.net shall have no liability for any claim of infringement based on (i) use by Client of other than the current update of the Xcare.net Software if the infringement would have been avoided by uses of the current update; (ii) modifications, adaptations or changes to the Xcare.net Software not made by Xcare.net; (iii) the combination or use of the materials furnished hereunder with materials not furnished by Xcare.net if such infringement would have been avoided by use of the Xcare.net materials alone; or (iv) use or incorporation of Client Content or Modified Content. In the event the Xcare.net Software is held to, or Xcare.net believes is likely to be held to, infringe the intellectual property rights of a third party, Xcare.net shall have the right at its sole option and expense to (i) substitute or modify the Xcare.net

Software so that it is non-infringing and qualitatively and functionally equivalent to the Xcare.net Software; (ii) obtain for Client, at Xcare.net's expense, a license to continue using the Xcare.net Software; or if neither (i) nor (ii) is commercially reasonable, Xcare.net shall have the right to terminate this Attachment immediately upon written notice to Client, but shall make Client whole by reimbursing Client for reasonable expenses associated with development by a third party of new software that is non-infringing and qualitatively and functionally equivalent to the Xcare.net Software.

                  5.1.3 Work-Made-For-Hire; Assignment. As set forth in Section 3.1, all material on any media whatsoever, excluding specifically any Xcare.net Software ("Material"), developed or prepared by Xcare.net for Client under this Agreement, whether completed or in the process of creation, shall be deemed to be "work-made-for-hire" and made in the course of the Development Services rendered hereunder and shall belong exclusively to Client. Notwithstanding the foregoing, in the event that any of the Material is deemed by a court of competent jurisdiction not to be a work-made-for-hire under the U.S. copyright laws, this Agreement shall operate an irrevocable assignment by Xcare.net to Client of all rights of authorship to the Material arising under the U.S. copyright laws. To that end, Xcare.net agrees to execute and deliver all documents requested by Client in connection therewith. No rights of any kind in the Material are reserved to Xcare.net.

                  5.1.4 Xcare.net warrants and represents:

         A. the Material created by Xcare.net in rendering Development Services is original to Xcare.net;
         B. the Material has not been published, and shall not be published, under circumstances which have caused, or may cause, loss of copyright;
         C. neither the Material, nor any portion thereof, violates any patent, copyright, trade secret or other proprietary right of any other party;
         D. the Material will conform in all respects to Client's specifications and other requirements;
         E. in developing the Material, Xcare.net shall not utilize any confidence, trade secrets or copyright protected information or material of any other person or entity;
         F. Xcare.net's employees have expertise in performing the Services;
         G. Xcare.net's employees shall comply with all relevant laws, regulations, ordinances, and other governmental orders of all relevant governmental authorities and bodies in providing the Development Services; and,
         H. in recognition of the critical nature of timely completion of the Development Services, Xcare.net has, and shall maintain, sufficient resources, facilities, capacity and manpower to ensure that all Development Services will be performed by qualified personnel in a workmanlike manner, and in conformity with the highest standards of Xcare.net's industry.

         5.2. Client.

                  5.2.1. Client hereby represents and warrants to Xcare.net that
(i) Client has secured all necessary consents, permissions, clearances, authorizations and waivers for the use of Client Content or Modified Content, including without limitation, all text, pictures, audio, video, logos and copy contained in all Client Content or Modified Content; (ii) the use of Client Content as contemplated herein shall not infringe the copyright, trademark or other intellectual property rights of any party, or constitute defamation, invasion of privacy, or the violation of any right of publicity or any other right of any party; and (iii) Client has complied and shall comply with all legislation, rules and regulations regarding Client Content.

                  5.2.2. Client shall indemnify and hold harmless Xcare.net, its directors, officers, parent company, and affiliates, from any and all liability, costs and expenses (including attorney's fees) arising in connection with any third party claim or action brought against Xcare.net, or any of its directors, officers, parent company, and affiliates, relating to Client Content or Modified Content, provided (i) Xcare.net notifies Client promptly in writing of such claim, (ii) Client has the sole control of the defense and all related settlement negotiations, and (iii) Xcare.net provides Client with all reasonably necessary assistance, information and authority to perform the foregoing at Client's expense.

                                  ATTACHMENT 1

                                 SIGNATURE PAGE


AGREED:

XCARE.NET                               EXPERT PRACTICE, INC.
6400 S. Fiddler's Green Circle          4025 Camino del Rio South

Suite Number 540                        Suite Number 100

Englewood, CO 80111                     San Diego, CA 92108

By /s/ LORINE SWEENEY                   By /s/ JOHN R. SEITZ
  --------------------------              ------------------------
  Lorine Sweeney, CEO                     John R. Seitz, CEO

                                  SCHEDULE 1-A


                              DEVELOPMENT SERVICES

         1.       WEB SITE AND PRODUCT DESIGN, DEVELOPMENT AND IMPLEMENTATION
         2.       PROJECT MANAGEMENT AND ON-GOING SUPPORT
         3. GENERAL SITE MANAGEMENT ACTIVITIES AND ATTENDANCE ON TELEPHONE CALLS AND AT MEETINGS



                                  DELIVERABLES

1. DEPLOYMENT OF THE WWW.EXPERTPRACTICE WEB SITE (VERSION 1)

         o Phase I - ExpertPractice Architectural Envisioning
                  Links to products, outside partners or vendors:
                           a) RPM/ITS
                           b) HOTSPACE
                           c) RISK MANAGEMENT
                           d) SNAPPNET
                           e) CREDENTIALSAGENT
                           f) CREDENTIALS PROFILE
         o Phase II - Application and Data Architecture development
         o Phase III - Implementation


2. MODIFICATIONS TO THE VERSION 1 OF WWW.EXPERTPRACTICE WEB SITE TO ADD OR MODIFY THE FOLLOWING LINKS TO SERVICES/PRODUCTS TO PRODUCT (VERSION 2);
                           g) CLICKTHINGS! (FORMERLY HOTSPACE)
                           h) SITE ADMINISTRATION PAGES-- PHASE I

3. DEPLOYMENT OF EXPERTPRACTICE.COM WEB SITE VERSION 3, FUNCTIONAL SPECIFICATIONS AND TIMELINE FOR THE RELEASE SHOULD BE DELIVERED BY FEBRUARY 1, 2000 THE CURRENT PRODUCTS AND FEATURES DEFINED ARE:
                           i) MANAGE YOUR PRACTICE(DEFINED AS A PRODUCT)
                           j) SITE ADMINISTRATION PAGES-- PHASE 2
                           k) OTHER PRODUCTS, OUTSIDE PARTNERS OR VENDOR
                              PRODUCTS SHOULD BE DEFINED IN THE FUNCTIONAL
                              SPECIFICATIONS.

4) WEB SITE AND PRODUCT MANAGEMENT SERVICES -- ONGOING, FOR THE
EXPERTPRACTICE.COM ECOMMERCE SITE AND ANY PRODUCTS DEVELOPED BY XCARE.NET

                                  SCHEDULE 1-B

                            FEES and PAYMENT SCHEDULE


DEVELOPMENT SERVICES     FEES PER HOUR       SERVICES INCLUDE
--------------------     -------------       ----------------
TECHNICAL DEVELOPMENT    $ *                 WEB SITE AND/OR PRODUCT DEVELOPMENT

PROJECT MANAGEMENT       $ *                 PROJECT MANAGEMENT ACTIVITIES
                                             INCLUDING MEETING, VISITS, AND
                                             MANAGEMENT OF PROJECT TEAM.

PRODUCT MANAGEMENT       $ *                 WEBSITE AND/OR PRODUCT MANAGEMENT

* This confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities and Exchange Act of 1934, as amended.